Exhibit 10.33

BITCOIN DEPOT INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This Non-Employee Director Compensation Policy (this “Policy”) of Bitcoin Depot Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), effective as of August 27, 2025, sets forth the compensation that will be payable to each member of the Board who is not an employee of the Company or any of its subsidiaries (each, a “Non-Employee Director”) as consideration solely for service on the Board. For the avoidance of doubt, nothing in this Policy prohibits the Company from compensating any Non-Employee Director for services provided to the Company outside of such Non-Employee Director’s service on the Board. This Policy may be amended by the Board in its sole discretion at any time and from time to time.

1. General. The cash compensation described in this Policy shall be paid automatically and without further action of the Board. Each Non-Employee Director shall be eligible to receive the equity compensation described in this Policy. The number of shares of Class A common stock of the Company (the “Shares”) delivered under this Policy shall reduce the aggregate number of shares available for issuance under the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan (the “Plan”). For the avoidance of doubt, any member of the Board who is not a Non-Employee Director shall not be entitled to cash, equity or any other compensation pursuant to this Policy.

2. Cash Compensation.

(a) Annual Retainer. Each Non-Employee Director serving as a member of the Board shall receive an annual cash retainer of (i) $50,000 for each Non-Employee Director other than the non-executive chairperson of the Board and (ii) $68,750 for the non-executive chairperson of the Board (as applicable, the “Annual Retainer”).

(b) Committee Fees. A Non-Employee Director is entitled to additional cash compensation for service on a committee of the Board (the “Committee Compensation”) as follows:

Role	Annual Retainers
Audit committee chairperson	$40,000
Audit committee member	$10,000
Compensation committee chairperson	$11,500
Compensation committee member	$7,000
Nominating and corporate governance committee chairperson	$8,000
Nominating and corporate governance committee member	$5,000

Exhibit 10.33

(c) Payment Schedule and Prorated Compensation for the Annual Retainer and Committee Compensation. The Annual Retainer and Committee Compensation for each Non-Employee Director shall be paid by the Company in quarterly installments in arrears following the completion of each quarter. Such amounts shall be paid in the calendar quarter immediately following the quarter to which such amount relates, subject to the Non-Employee Director’s continued service on the Board through the last day of the applicable quarter. With respect to any calendar quarter in which a Non-Employee Director’s service is terminated, such Non-Employee Director shall be entitled to receive a prorated portion of the Annual Retainer and Committee Compensation, as applicable, for any partial quarter of service, payable at the time when other Non-Employee Directors are entitled to receive their Annual Retainer and Committee Compensation, as applicable, for such calendar quarter.

(d) New Directors. In the event a new Non-Employee Director is appointed or elected to the Board, such Non-Employee Director shall be eligible to receive an Annual Retainer and Committee Compensation, as applicable, as set forth in Section 2(a)-(b) herein, which amounts shall be prorated based on the month of appointment or election and payable in accordance with Section 1(c).

3. Equity Compensation.

(a) Annual RSU Awards. Non-Employee Directors will receive an annual award of restricted stock units (the “Annual RSU Award”) pursuant to the Plan on or about the date of the Company’s annual stockholder meeting, which will fully vest on the earlier of (i) the first anniversary of the grant date and (ii) the date of the Company’s annual stockholder meeting in the year immediately following the year in which such Annual RSU Award is granted that is at least 50 weeks following the grant date. The fair market value on the date of grant of the Annual RSU Award will be equal to approximately $175,000, based on the closing price of a Share on the date of grant as reported by the Nasdaq Stock Market.

(b) New Directors. In the event a new Non-Employee Director is elected or appointed to the Board, such Non-Employee Director shall be eligible to receive an Annual RSU Award for the year of election or appointment, as applicable, prorated based on the number of months of service. In addition, the Compensation Committee of the Board or the Board shall determine, at its sole discretion, such Non-Employee Director’s eligibility to receive an additional equity or equity-based award under the Plan in connection with such election or appointment, the amount of any such equity or equity-based award, and the terms and conditions of any such equity or equity-based award.

(c) Additional Terms of Awards. Each award will be granted under and subject to the terms and conditions of the Plan and the applicable form of award agreement previously approved by the Board or the Compensation Committee of the Board, as applicable. The Board may change or otherwise revise the terms of awards to be granted in the future pursuant to this Policy in its discretion.

4. Expense Reimbursement. All Non-Employee Directors will be eligible to be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise performing duties consistent with service on the Board in

Exhibit 10.33

accordance with the Company’s expense reimbursement policy, subject to the provision by the applicable Non-Employee Director of documentation evidencing such expenses in a form reasonably satisfactory to the Company.